Exhibit 10.8

CONSUMERS BANCORP
2010 OMNIBUS INCENTIVE PLAN

Restricted Stock Award Agreement

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”), made effective as of            _ __, 20____ (the “Grant Date”), between CONSUMERS BANCORP, INC., an Ohio corporation (“Bancorp”), and __________________________ (the “Participant”).

RECITALS:

Bancorp desires to carry out the purposes of the Consumers Bancorp 2010 Omnibus Incentive Plan, as it may be amended and/or restated (the “Plan”), by affording the Participant an opportunity to acquire shares of Bancorp common stock, no par value per share (the “Common Stock”), as hereinafter provided.

In consideration of the foregoing, of the mutual promises set forth below and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.              Restricted Stock Award Summary.

(a)	Name of Participant:

(b)	Grant Date: ____________________________________, 20_________

(c)	Number of Shares of Restricted Common Stock:

(d)	Performance Vesting Requirements:

The performance vesting requirements are described on the attached Exhibit A.

(e)	Net Income: As used in Section 1(d) above, the term “net income” means final audited earnings of Bancorp after federal, state and other income taxes.

2.               Incorporation of Plan. The rights and duties of Bancorp and the Participant under this Agreement shall in all respects be subject to and governed by the provisions of the Plan, the terms of which are incorporated herein by reference.  In the event of any conflict between the provisions in the Agreement and those of the Plan, the provisions of the Plan shall govern.  Unless otherwise provided herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan.

3.              Grant of Restricted Stock.

(a)           Subject to the terms of this Agreement and the Plan, Bancorp hereby grants the Participant a Restricted Stock Award (the “Award”) consisting of the number of whole shares of Common Stock (the “Shares”) as provided in Section 1 of this Agreement.  The “Restriction Period” is the period beginning on the Grant Date and ending on such date or dates, and satisfaction of such conditions, as described in Section 4 and Section 5 of this Agreement (the lapse of restrictions on the Shares shall be referred to as “Vest,” “Vested,” and “Vesting,” and the date Vesting occurs shall be referred to as a “Vesting Date”).

(b)           The Shares covered by this Award shall be represented by stock certificate(s) registered in the Participant’s name, or by uncertificated shares designated for the Participant in book-entry form on the records of Bancorp’s transfer agent, subject to the restrictions set forth in this Agreement.  Any stock certificate issued for the Shares shall bear the following or similar legend:

“The transferability of this certificate and the shares of Common Stock represented hereby are subject to the terms, conditions, and restrictions (including forfeiture) contained in the Consumers Bancorp 2010 Omnibus Incentive Plan and the Restricted Stock Award Agreement entered into between the registered owner and Consumers Bancorp, Inc.  A copy of such plan and agreement is on file in the offices of Consumers Bancorp, Inc., 614 East Lincoln Way, Minerva, Ohio 44657, Attention:  Compensation Committee.”

(c)           Any Common Stock certificates or book-entry uncertificated shares evidencing such Shares shall be held in custody by Bancorp or, if specified by the Committee, with a custodian or trustee, until the restrictions thereon shall have lapsed.  As a condition of this Award, the Participant shall deliver a stock power, duly endorsed in blank, relating to any certificated Shares covered by this Award.

4.               Vesting of Award.  The Committee has sole authority to determine whether and to what degree the Award has Vested and is payable and to interpret the terms and conditions of this Agreement and the Plan.  Subject to the terms of the Plan and the Agreement (including but not limited to the provisions of Section 5 and Section 6 of this Agreement), the Award shall Vest on a year by year basis over a four (4) year Vesting period measured from each year’s anniversary of the Grant Date as specified in Section 1 of this Agreement.

5.               Termination of Employment; Forfeiture of Award.  In the event that the employment of the Participant with Bancorp or an Affiliate terminates for any reason and the Award has not Vested pursuant to Section 4, then the Award, to the extent not Vested as of the Participant’s termination of employment date, shall be forfeited immediately upon such termination, and the Participant shall have no further rights with respect to the Award or the Shares underlying the Award.  The Committee (or its designee, to the extent permitted under the Plan) shall have sole discretion to determine if a Participant’s rights have terminated pursuant to the Plan and this Agreement, including but not limited to the authority to determine the basis for the Participant’s termination of employment.  The Participant expressly acknowledges and agrees that, except as otherwise provided herein, the termination of the Participant’s employment shall result in forfeiture of the Award and the underlying Shares to the extent the Award has not Vested as of the Participant’s termination of employment date.  As used in this Agreement, the phrase “termination of employment” means a “separation from service” within the meaning of Section 409A of the Code.  Thus, whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate that there was a reasonable anticipation that no further services would be performed for Bancorp or an Affiliate after the date of termination or that the level of bona fide services the Participant would perform for Bancorp or an Affiliate after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six- (36) month period (or the full period of services if less than thirty-six (36) months).

6.               Voting and Dividend Rights; Distribution of Shares Following Lapse of Restrictions.

(a)           During the period in which the restrictions provided herein are applicable to the Common Stock covered by this Award (both Vested and non-Vested Shares), the Participant shall have the right to vote such Shares and to receive any cash dividends paid with respect to such Shares.  Any dividend or distribution payable with respect to the Shares covered by this Award that shall be paid in shares of Common Stock shall be subject to the same restrictions provided for herein.  Any dividend or distribution (other than cash or Common Stock) payable on Shares covered by this Award, and any consideration receivable for or in conversion of or exchange for the Shares covered by this Award, unless otherwise determined by the Committee, shall be subject to the terms and conditions of this Agreement or with such modifications thereof as the Committee may provide in its sole discretion, subject to applicable law.

(b)           Upon the expiration of the restrictions provided in this Agreement as to any portion of the Shares covered by this Award, Bancorp in its sole discretion will either cause a new certificate(s) evidencing such amount of Common Stock to be delivered to the Participant (or, in the case of his death after Vesting, cause such certificate to be delivered to Participant’s legal representative, beneficiary, or heir) or re-provide book-entry uncertificated shares designated for the Participant (or, in the case of his death after Vesting, provide book-entry uncertificated shares designated for Participant’s legal representative, beneficiary, or heir) on the records of Bancorp’s transfer agent, in each case  free of the legend pursuant to Section 3(b) of this Agreement or restrictions regarding transferability, as the case may be; provided, however, that Bancorp shall not be obligated to issue any fractional shares of Common Stock in the event of certificated Shares.

(c)           In the event dividends are paid by the Company with respect to Common Stock prior to such time as the Shares have Vested in accordance with this Agreement, such dividends shall be distributed to and held by the Company (or its designated agent) in the same manner as the non-Vested Shares and be distributed to the Participant upon Vesting of the Shares or forfeited in accordance with this Agreement.

7.               No Right to Continued Employment. Neither the Plan, the grant of the Award, nor any other action related to the Plan shall confer upon the Participant any right to continue in the employment or service of Bancorp or an Affiliate or affect in any way the right of Bancorp or an Affiliate to terminate the Participant’s employment or service at any time.  Except as otherwise expressly provided in the Plan or this Agreement or as determined by the Committee, all rights of the Participant with respect to the Award shall terminate upon termination of the employment of the Participant with Bancorp or an Affiliate.  The grant of the Award does not create any obligation on the part of Bancorp or an Affiliate to grant any further Awards.  The Award shall not be affected by any change in the duties or position of the Participant.

8.               Nontransferability of Award and Shares. This Award and the Shares issued with respect to this Award shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession.  The designation of a beneficiary in accordance with Plan procedures does not constitute a prohibited transfer.  The Participant shall not sell, transfer, assign, pledge or otherwise encumber the Shares subject to the Award until such Shares are transferred to the participant after Vesting.

9.               Superseding Agreement: Binding Effect. This Agreement supersedes any statements, representations, or agreements of Bancorp with respect to the grant of the Award or any related rights, and the Participant hereby waives any rights or claims related to any such statements, representations, or agreements.  This Agreement does not supersede or amend any existing confidentiality agreement, nonsolicitation agreement, noncompetition agreement, any employment agreement or any other similar agreement between the Participant and Bancorp or an Affiliate, including, but not limited to, any restrictive covenants contained in such agreements.

10.             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its principles of conflicts of law, and in accordance with applicable United States federal laws.

11.             Amendment and Termination; Waiver.  Subject to the terms of the Plan, this Agreement may be amended or terminated only by the written agreement of the parties hereto.  The waiver by Bancorp of a breach of any provision of the Agreement by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.  Notwithstanding the foregoing, the Committee shall have unilateral authority to amend the Plan and this Agreement (without Participant consent) to the extent necessary to comply with applicable law or changes to applicable law (including but in no way limited to federal securities laws), and the Participant hereby consents to any such amendments to the Plan and this Agreement.

12.             Certificates for Shares; Rights as Shareholder.  The Participant and the Participant’s legal representatives, legatees, or distributees shall not be deemed to be the holder of any Shares subject to the Award and shall not have any voting rights, dividend rights, or other rights of a shareholder , except for the voting rights and dividend rights specified in Section 6(a) of this Agreement, unless and until certificates for such Shares (or other evidence of Common Stock ownership, including, without limitation, a direct registration system book-entry account) have been issued to the Participant or to them and Vesting has occurred.  Notwithstanding the foregoing, the Committee may require that (i) the Participant deliver an instrument reflecting ownership of the Shares to the Committee or its designee to be held in escrow, and/or (ii) as provided in Section 3(c) herein, the Participant deliver to Bancorp a stock power, endorsed in blank (or similar instrument), relating to the Shares subject to the Award which are subject to forfeiture.  Such instrument shall be held by Bancorp until the Shares Vest (in which case the Shares will be released to the Participant) or are forfeited (in which case the Shares shall be returned to Bancorp), subject to the terms of this Agreement.

13.             Income Reporting; Withholding; Tax Matters; Fees.

(a)           Bancorp or its agent shall report all income to the appropriate tax authorities and withhold all required local, state, federal, foreign, and other taxes and any other amounts required to be withheld by any governmental authority or law from the Shares issued pursuant to the Award (or other evidence of Common Stock ownership, including, without limitation, a direct registration system book-entry account).  The number of Shares to be withheld shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to the amount of such obligations being satisfied.  Prior to the Vesting of an Award, in accordance with procedures established by the Committee, the Participant may arrange to pay all applicable withholding taxes in cash.

(i)
In General.  Bancorp has made no warranties or representations to the Participant with respect to the tax consequences (including but not limited to income tax consequences) related to the Award or issuance, transfer, or disposition of Shares (or any other benefit) pursuant to the Award, and the Participant is in no manner relying on Bancorp or its representatives for an assessment of such tax consequences.  The Participant acknowledges that there may be adverse tax consequences with respect to the Award (including but not limited to the acquisition or disposition of the Shares subject to the Award) and that the Participant should consult a tax advisor prior to such acquisition or disposition.  The Participant acknowledges that the Participant has been advised that the Participant should consult with the Participant’s own attorney, accountant, and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof.  The Participant also acknowledges that Bancorp has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.

(ii)	Election Under Section 83(b) of the Code.

(A)
The Participant understands that Section 83 of the Code taxes as ordinary income the fair market value of the Shares as of the date on which the Shares are “substantially vested,” within the meaning of Code Section 83.  In this context, “substantially vested” means that the restrictions on such Shares have lapsed and the Shares are Vested.  The Participant understands that he may elect to have his taxable income determined at the time he acquires the Shares, rather than when and as the restrictions on the Shares lapse, by filing an election under Section 83(b) of the Code with the Internal Revenue Service no later than thirty (30) days after the Grant Date.  The Participant understands that failure to make a timely filing under Code Section 83(b) will result in his recognition of ordinary income, as the restrictions on the Shares lapse, on the fair market value of the Shares at the time such restrictions lapse.  The Participant further understands, however, that if Shares, with respect to which an election under Section 83(b) has been made, are forfeited, such forfeiture will be treated as a sale on which there is realized a loss equal to the excess (if any) of the amount paid (if any) by the Participant for the forfeited Shares over the amount realized (if any) upon their forfeiture.  If the Participant has paid nothing for the forfeited Shares and has received no payment upon their forfeiture, the Participant understands that he will be unable to recognize any loss on the forfeiture of the Shares, even though the Participant incurred a tax liability by making an election under Code Section 83(b).

(B)
The Participant understands that he should consult with his tax advisor regarding the advisability of filing with the Internal Revenue Service an election under Section 83(b) of the Code, which must be filed no later than thirty (30) days after the Grant Date of the Shares pursuant to this Agreement.  Failure to file an election under Section 83(b), if appropriate, may result in adverse tax consequences to the Participant.  The Participant acknowledges that he has been advised to consult with a tax advisor regarding the tax consequences to the Participant of the acquisition of Shares hereunder.  ANY ELECTION UNDER CODE SECTION 83(b) THE PARTICIPANT WISHES TO MAKE MUST BE FILED NO LATER THAN 30 DAYS AFTER THE GRANT DATE.  THIS TIME PERIOD CANNOT BE EXTENDED.  THE PARTICIPANT ACKNOWLEDGES THAT TIMELY FILING OF A CODE SECTION 83(b) ELECTION IS THE PARTICIPANT’S SOLE RESPONSIBILITY, EVEN IF THE PARTICIPANT REQUESTS BANCORP OR ITS REPRESENTATIVE TO FILE SUCH ELECTION ON HIS BEHALF.

(C)
The Participant will notify Bancorp in writing, in a form and manner prescribed by Bancorp’s Human Resources Department, within thirty (30) days if the Participant files an election pursuant to Section 83(b) of the Code.

(b)           Fees.  All third party fees relating to the release, delivery, or transfer of the Award or Shares shall be paid by Bancorp until the Award or Shares have vested.   Thereafter fees, if any, shall be paid by the Participant or other recipient.

14.             Administration.  The authority to construe and interpret this Agreement and the Plan, and to administer all aspects of the Plan, shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as are provided in the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement are final and binding on the parties hereto.

15.             Notices.  Any and all notices under this Agreement shall be in writing and sent by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of Bancorp, to its Compensation Committee, 614 East Lincoln Way, Minerva, Ohio 44657, and in the case of the Participant, to the last known address of the Participant as reflected in Bancorp’s records.

16.             Severability.  The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.             Compliance with Laws; Restrictions on Award and Shares. Bancorp may impose such restrictions on the Award and the Shares or other benefits underlying the Award as it may deem advisable, including without limitation restrictions under the federal securities laws, federal tax laws, the requirements of any stock exchange, or similar organization and any blue sky, state, or foreign securities laws applicable to such Award or Shares.  Notwithstanding any other provision in the Plan or this Agreement to the contrary, Bancorp shall not be obligated to issue, deliver, or transfer any shares of Common Stock, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution, or action is in compliance with all applicable laws, rules, and regulations (including but not limited to the requirements of the Securities Act of 1933, as amended).  Bancorp may cause a restrictive legend or legends to be placed on any certificate for Shares issued pursuant to the Award (or other evidence of Common Stock ownership, including, without limitation, a direct registration system book-entry account) in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

18.             Successors and Assigns. Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the Participant and the Participant’s executors, administrators, and beneficiaries and Bancorp and its successors and assigns.

19.             Counterparts; Further Instruments. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

20.             Right of Offset. Notwithstanding any other provision of the Plan or this Agreement, Bancorp may reduce the amount of any benefit or payment otherwise payable to or on behalf of the Participant by the amount of any obligation of the Participant to Bancorp or an Affiliate that is or becomes due and payable, and the Participant shall be deemed to have consented to such reduction.

21.             Adjustment of Awards upon Occurrence of Certain Unusual or Nonrecurring Events. The Committee shall have authority to make adjustments to the terms and conditions of the Award in recognition of unusual or nonrecurring events affecting Bancorp or any Affiliate, or the financial statements of Bancorp or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, if the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable laws, rules, or regulations.

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IN WITNESS WHEREOF, this Agreement has been executed on the dates indicated below on behalf of Bancorp and by the Participant effective as of the day and year first above written.

CONSUMERS BANCORP, INC.

By:

Title:

Date:

PARTICIPANT

Signature:

Date: